Exhibit 10.2
Execution Version

April 1, 2015

Leonard Bell, M.D.
By Hand
Dear Dr. Bell:
The purpose of this letter (this “Agreement”) is to memorialize our mutual agreement with respect to the treatment of certain outstanding equity awards granted to you by Alexion Pharmaceuticals, Inc. (the “Company”) in connection with your continued service on the Board of Directors of the Company (the “Board”), as described below.
1.Pro Rata Bonus.
You will be entitled to a bonus equal to your current bonus target of 125% of the base salary that you will have received for services rendered as an employee through March 31, 2015. You will be paid such bonus you are owed with respect to this Section 1 in 2016 at the same time other executives of the Company receive their annual bonuses, but in no event later than March 15, 2016.
2.    Equity Awards.
a.    Attached hereto as Exhibit A is a schedule that lists, as of March 31, 2015, all outstanding stock options held by you (the “Stock Options”), all outstanding restricted stock units held by you (the “Restricted Units”), and all outstanding performance units held by you (with the number of shares underlying such awards listed on Exhibit A assuming that they are earned at target) (the “Performance Units”, and together with the Stock Options and the Restricted Units, the “Equity Awards”). For the avoidance of doubt, the provisions of this Section 2 will only apply to the Equity Awards and will not apply to any equity or equity-based awards granted to you after the date hereof. To the extent necessary to give full effect to this Agreement, this Agreement shall constitute an amendment to the plans and agreements governing such Equity Awards.
b.    The parties acknowledge that as a result of your continued service as a director on the Board, the Equity Awards remain outstanding and will continue to vest in accordance with the existing terms of the applicable award agreements evidencing such Equity Awards and the Company’s Amended and Restated 2004 Equity Incentive Plan (the “Equity Plan”).
c.    Notwithstanding the foregoing or the provisions of the Equity Plan or any applicable Equity Award agreement to the contrary, if (i) your service on the Board is terminated due to your death, or your service on the Board involuntarily terminates without Cause (as defined below) (e.g., the Board does not nominate you for reelection under circumstances where you are otherwise willing to continue to serve on the Board), or (ii) a Change in Control occurs, any then outstanding and unvested Restricted Units and Performance Units that are then “Earned Units” (as determined in accordance with the terms of the applicable Performance Unit award and Section 2(d) of this Agreement) will vest in full and any then outstanding and unvested Stock Options will vest in full and become exercisable and each Stock Option will remain exercisable until the expiration of its original term. Upon any other termination of your service on the Board, any then outstanding and unvested Equity Awards will terminate.
d.    Notwithstanding the provisions of the Equity Plan or any applicable Equity Award agreement to the contrary, (i) Performance Units awarded to you in 2014 and 2015 having a performance period ending after April 1, 2015 (the "Applicable Performance Units") shall remain outstanding and shall be earned, and deemed "Earned Units," to the extent to which, if any, each performance target was met and the number of Applicable Performance Units were earned, as determined by the Compensation Committee at the end of the applicable performance period, provided that with respect to the Applicable Performance Units awarded to you in 2014, such Earned Units shall be pro rated based on the number of days you were employed by the Company during the applicable performance period, and (ii) if a Change in Control occurs prior to the determination by the Compensation Committee described in clause (i), any Applicable Performance Units will be earned based on the percentage of goals and objectives achieved by you and the Company as determined in good faith by the Board prior to such a Change in Control.
3.    Definitions. For purposes of this Agreement:
a.    “Cause” means your (i) indictment for, or conviction of, a felony or other crime involving moral turpitude, or any crime or serious offense involving money or other property which constitutes a felony in the jurisdiction involved, (ii) your willful and continued neglect or failure to discharge your duties (including fiduciary duties) with respect to your service on the Board, which remains uncured after thirty (30) days’ notice specifying in reasonable detail the nature of the failure and what is required of you to cure; provided that isolated and insubstantial neglect or failures shall not constitute cause hereunder, or (iii) any act of fraud or embezzlement by you involving the Company or any of its affiliates.
b.    “Change in Control” means the occurrence of any of the following events:

i.
Any Person, other than the Company, its affiliates (as defined in Rule 12b-2 under the Exchange Act) or any Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than forty percent (40%) of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”) of the Company; or

ii.
Individuals who constitute the Board (the “Incumbent Directors”) as of the beginning of any twenty-four (24) month period (not including any period prior to the date of this Agreement), cease for any reason to constitute at least a majority of the directors. Notwithstanding the foregoing, any individual becoming a director subsequent to the beginning of such period, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Directors, will be considered an Incumbent Director; or

iii.
Consummation by the Company of a recapitalization, reorganization, merger, consolidation or other similar transaction (a “Business Combination”),with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities immediately prior to such Business Combination (the “Incumbent Shareholders”) do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, fifty percent (50%) or more of the Voting Securities of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination (the “Surviving Entity”), in substantially the same proportion as their ownership of such Voting Securities immediately prior to such Business Combination; or

iv.
Consummation of a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than fifty percent (50%) of the combined Voting Securities is then owned beneficially, directly or indirectly, by the Incumbent Shareholders in substantially the same proportion as their ownership of the Voting Securities immediately prior to such sale or disposition.

v.	For purposes of this definition, the following terms will have the meanings set forth below:

A.	“Beneficial Owner” will have the meaning set forth in Rule 13d-3 under the Exchange Act;

B.	“Exchange Act” will mean the Securities Exchange Act of 1934, as amended; and

C.	“Person” will have the meaning as used in Sections 13(d) and 14(d) of the Exchange Act.
vi. Notwithstanding the foregoing, in any case where the occurrence of a Change in Control could constitute a payment event under an Equity Award subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent required to comply with Section 409A of the Code, the term “Change in Control” will mean an occurrence that both (i) satisfies the requirements set forth above in this definition and (ii) is a “change in control event” as that term is defined in the regulations under Section 409A of the Code.
c.     Detrimental Activity.     Notwithstanding the provisions of any Equity Award agreement to the contrary, "Detrimental Activity" shall not include you acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) in the Company’s Field of Interest not exceeding 5% of such corporation’s (or other entity’s) then outstanding shares of capital stock. Furthermore, the definition of Detrimental Activities shall not include your Permitted Activities pursuant to Section 1(d) of your Employment Agreement. Moreover, the following words shall be deleted from subsection (1) of the definition of “Detrimental Activity” in your Equity Award agreements: (i) “or indirectly”; and, (ii) “or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company or its affiliates”.
In the event of any conflict between the definitions of Cause, Change in Control or Detrimental Activity contained in this Agreement and the Equity Plan or any Equity Award agreement, the definitions herein will control.
4.    Miscellaneous.
a.    This Agreement is a Delaware contract and will be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.
b.    No modification or amendment of this Agreement will be valid unless in writing and signed by you and a duly authorized representative of the Company.
c.    Neither you nor the Company may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent in the event that the Company will hereafter effect a reorganization, consolidate with, or merge into, any other entity or transfer all or substantially all of its properties, stock, or assets to any other entity provided that such entity assumes the responsibilities of the Company under this Agreement. This Agreement will inure to the benefit of and be binding upon you and the Company, and your respective successors, executors, administrators, heirs, legal representatives, personal representatives and permitted assigns.
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This Agreement has been executed by the Company, by its duly authorized representative, and by Dr. Bell as of the date first written above. The Company affirms that this Agreement has been duly authorized by its Board of Directors.

ALEXION PHARMACEUTICALS, INC.

By: /s/ David Hallal

Title: Chief Executive Officer

LEONARD BELL, M.D.

/s/ Leonard Bell
Signature